News Release 95	Liberty Star Uranium & Metals Corp.
July 8, 2010	http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE	LBSR:OTCBB LBV: Frankfurt

LIBERTY STAR PAYS OUT CREDITORS, CONTRACTS WITH NORTHERN DYNASTY MINERALS LTD.

Tucson, Arizona – July 8, 2010 - Liberty Star Uranium & Metals Corp. (The “Company,” LBSR: OTCBB) announces that it has tendered into escrow full payout to its Secured Lenders under convertible notes issued on May 11, 2007, August 28, 2008, May 21, 2009 and August 14, 2009. Those notes had been declared in default (NR 94). All security held by the Secured Lenders is in the process of being released against payment of the escrowed funds.

In order to pay out its former lenders, the Company has sold 60.7 square kilometers (23.4 square miles out of the Company’s original 177 square miles, or 13% of its Big Chunk and Bonanza Hills acreage) in consideration for both $1,000,000 cash payment and a convertible loan from Northern Dynasty Minerals Ltd. (“Northern Dynasty”) in the amount of $3,000,000.  The purchase of the claims and the loan are interdependent.  The loan is secured by the Company’s Big Chunk and Bonanza Hills properties in Alaska and accrues interest at 10% per annum.

As part of the transaction noted above, subject to negotiating and signing a definitive earn-in option and joint venture agreement, Northern Dynasty can earn a 60% interest in the Company’s Big Chunk and Bonanza Hills projects in Alaska by spending $10,000,000 on those properties over six years.  The borrowings from Northern Dynasty may be applied as part of Northern Dynasty’s earn-in requirements.

Northern Dynasty is a public company trading on the TSX (NDM) and NYSEAmex (NAK) and, together with Anglo American, is a 50% partner in the Pebble Limited Partnership and the Pebble copper-gold-molybdenum project in southwest Alaska. The Pebble property is located adjacent to the Company’s Big Chunk properties.

The Company continues to search for capital so that it can maintain and develop its Arizona properties as well as the Alaska Big Chunk project.

For the board of directors,
“James A. Briscoe”
James A. Briscoe, P. Geo.
President & CEO
Liberty Star Uranium Corp.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the Company will negotiate and sign a joint venture with Northern Dynasty and will secure financing to maintain and develop its Arizona properties. Factors that may delay or prevent these forward-looking statements from being realized include that the terms of the joint venture cannot be agreed and that no investors or lenders may provide financing on terms that are acceptable to our company or at all. In the event that no alternative financing is achieved, we may lose all our assets. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission, and review the terms of our outstanding debt obligations in documents filed on EDGAR

Tracy Myers
Investor Relations
Liberty Star Uranium & metals Corp.
520-731-8786
info@libertystaruranium.com